National Bankshares













































                            1997   Annual   Report









                                      $ In thousands, except per share data.

             Financial Highlights                  1997      1996     1995
                                                  ------    ------   ------
             Net income per share                $   1.73      1.61     1.46
             Cash dividends declared per share       0.68      0.62     0.57
             Book value per share                   14.73     13.56    12.70

             Loans, net                          $214,552   193,598  163,193
             Total securities                     149,974   171,244  187,635
             Total assets                         402,907   388,850  380,915
             Total deposits                       344,867   334,584  330,313
             Stockholders' equity                  54,029    49,801   48,154
















                                      Contents

                                      Community Caring              2
                                      --------------------------------
                                      To Our Stockholders           4
                                      --------------------------------
                                      Selected Consolidated
                                       Financial Data               5
                                      --------------------------------
                                      Management's Discussion and
                                       Analysis                     6
                                      --------------------------------
                                      Independent Auditors' Report  15
                                      --------------------------------
                                      Consolidated Financial
                                       Statements                   16
                                      --------------------------------
                                      Notes to Consolidated
                                       Financial Statements         20
                                      --------------------------------
                                      Corporate Information         44
                                      --------------------------------


Community
  Caring

National Bankshares, Inc.               "Picture of Community Breakfast"
strives to be an exceptional            (Lara Ramsey - Community
community bank holding                   Oranizations and Businesses)
company dedicated to
providing shareholder value        "Picture of Main Street Moments"
by offering financial services     (Carl Gillespie - Board Member and
to customers through               Sandra Viney - Head Teller)
subsidiary financial
institutions and affiliated             "Picture of Boo Party"
companies in an efficient,              (Halloween Party hosted by BTC
friendly, personalized and              for the area pre-school and
cost-effective manner.  We              head start students)
recognize that to do this, our
financial institutions must
retain the ability to make
decisions locally and must         "Picture of Primeline Social"
actively participate in the        (Customers with Primeline Account)
communities they serve.  We
are committed to offering
competitive and fair
employment opportunities
and to maintaining the highest
standards in all aspects of
our business.















NBB
The National Bank

BTC  Bank of Tazewell County






                    "Picture of Crystal Artis"
                    (COE Student - Cooperative
                    Office Education)





     "Picture of Wilderness Trail Festival"
     (Phyllis Duncan - North Main Branch Manager)





                    "Picture of Main Street Moments"
                    (Anthony Dawson, T. C. Bowen and
                    Connie Stallard)





     "Picture of Rich Creek Branch Opening"
     (Betty Johnson - Branch Manager)































                             National Bankshares

"Picture of James G. Rakes"

To Our Stockholders:                     technology  and   employee  computer
                                         training.   Late  in the  year,  the
It  is  always  pleasant  to  report     Board  of  Directors   of  Bank   of
positive  financial results  to you,     Tazewell   County  determined   that
and there are a number of highlights during 1998 BTC will combine its in National Bankshares' performance data processing with that of NBB. for 1997. Net income reached a Consolidation will allow the record $6.56 million, up from the Tazewell bank to take advantage of $6.12 million earned in 1996, which NBB's updated equipment, and it will was itself a record total. permit both banks to realize some
Stockholders shared in this success,     economies of scale.
with annual dividends  in 1997  that
were 9.68% higher than in 1996. In April 1997, The National Bank During the past year, the asset size opened its eighth branch office in of Bankshares and its bank Rich Creek, Virginia, the third subsidiaries topped the $400 million office in Giles County. At the end mark for the first time, and the of the year, NBB agreed to purchase Company ended 1997 with nearly $403 the Galax, Virginia office of First
million in total assets.                 American Federal Savings  Bank.   We
                                         hope  to  complete that  transaction
Several areas that contributed to very soon, and to begin offering our 1997's final results deserve special style of personalized banking in a
mention.  A positive 10.82% increase     new, but nearby, market area.
in   net   loans  accomplished   two
important things.  First, funds were     The  year  just  past proved  to  be
shifted    from    the    securities     profitable  for  our  banks and  our
portfolio into higher yielding customers. We worked to attain our loans. Second, thousands of loans goal of being an exceptional
were   made   to   individuals   and     community   bank   holding   company
businesses    throughout   Southwest     dedicated to providing value  to our
Virginia, keeping the deposits stockholders. We are firmly generated in our region at work in committed to the belief that there our localities. Reflecting the is a bright future for community strong economy, the quality of the banks, and therefore a great loan portfolio remained high and the opportunity for a progressive and level of total nonperforming assets competitive company like ours. I dropped significantly, from $1.1 would be remiss if I did not thank
million  in 1996 to  $0.5 million in     our    directors,    officers    and
1997.    The Company's  already good     employees for their contributions to
capital  level increased  during the     our  success  in  1997, and  I  also
year, and at year end Bankshares and     thank   you   for   your   continued
subsidiaries had over $54 million in     investment    and    confidence   in
stockholders'  equity.    A  healthy     National Bankshares.
capital base is a positive indicator
of  the  strength of  our subsidiary
banks, and, in  addition, it  allows
us to actively consider new business          James G. Rakes
opportunities.                                President and
                                              Chief Executive Officer
While  enjoying  the  prosperity  of
1997,  we  planned  for the  future.
During the year,  The National  Bank
made  a  significant  investment  in
upgraded    information   processing



National Bankshares, Inc. and Subsidiaries
Selected Consolidated Financial Data

              $ In thousands, except per share data.  Years ended December 31,
              ----------------------------------------------------------------

                                    1997     1996     1995     1994     1993
                                   ------   ------   ------   ------   ------
    Selected  Interest income     $ 29,797   28,647   28,094   26,062   25,827
    Income    Interest expense      13,106   13,036   12,703   10,684   10,752
    Statement Net interest income   16,691   15,611   15,391   15,378   15,075
    Data:     Provision for loan
               losses                  435      331      282      553      953
              Noninterest income     2,834    2,693    2,382    2,047    2,399
              Noninterest expense   10,031    9,515   10,033    9,725    9,002
              Income taxes           2,499    2,341    1,933    1,844    1,903
              Net income             6,560    6,117    5,525    5,303    5,644

    Per Share Net income          $   1.73     1.61     1.46     1.40     1.49
    Data:     Cash dividends
               declared               0.68     0.62     0.57     0.52     0.45
              Book value per
               share(1)              14.73    13.56    12.70    11.25    10.81

    Selected  Loans, net          $214,552  193,598  163,193  156,289  150,156
    Balance   Total securities     149,974  171,244  187,635  184,231  174,964
    Sheet     Total assets         402,907  388,850  380,915  373,132  357,773
    Data at   Total deposits       344,867  334,584  330,313  327,686  314,001
    End       Stockholders'
    of Year:   equity               54,029   49,801   48,154   42,658   40,951

    Selected  Loans, net          $204,540  177,419  160,643  152,976  149,027
    Balance   Total securities     157,179  177,403  183,994  185,365  154,740
    Sheet     Total assets         395,932  388,045  378,406  369,962  349,747
    Daily     Total deposits       339,439  335,938  330,261  325,167  307,645
    Averages: Stockholders'
               equity(1)            53,712   49,459   45,726   42,402   39,435

    Selected  Return on average
    Ratios:    assets                 1.66     1.58     1.46     1.43     1.61
              Return on average
               equity(1)             12.21    12.37    12.08    12.51    14.31
              Dividend payout
               ratio                 39.31    37.55    37.32    37.13    32.18
              Average equity to
               average assets(1)     13.57    12.75    12.08    11.46    11.28

    (1) Includes amount related to common stock subject to ESOP put option excluded from stockholders' equity on the Consolidated Balance Sheets.

    (Dollars)                            (Dollars)
       Book Value Per Share Graph         Cash Dividends Per Share Graph
     1993   1994  1995   1996  1997       1993  1994   1995  1996   1997
     ----   ----  ----   ----  ----       ----  ----   ----  ----   ----
    $10.81 11.25  12.70 13.56  14.73     $0.45  0.52   0.57  0.62   0.68






Management's Discussion and Analysis

($ In thousands, except per share data.)


                               Net Income Graph

($ In millions)

                 1993      1994      1995      1996      1997
                 ----      ----      ----      ----      ----
                 $5.6      5.3       5.5       6.1       6.6


                    Average Equity to Average Assets Graph

                 1993      1994      1995      1996      1997
                 ----      ----      ----      ----      ----
                11.28%    11.46%    12.08%    12.75%    13.57%


PERFORMANCE SUMMARY
     Net income in 1997 for National Bankshares, Inc. (Bankshares) and its wholly-owned subsidiaries, The National Bank of Blacksburg (NBB) and Bank of Tazewell County (BTC), (the Company), was $6,560, an increase of $443 or 7.24%. This produced a return on average assets and a return on average equity of 1.66% and 12.21%, respectively.
     Net income for the Company for 1996 was $6,117, an increase of $592 or 10.71% over 1995. The return on average assets and return on average equity for 1996 were 1.58% and 12.37%, respectively.
     The Company's net income for 1995 was $5,525 which produced a return on average assets of 1.46% and a return on average equity of 12.08%.
     Earnings per share increased steadily over the three year period rising from $1.46 per share in 1995, to $1.61 in 1996 and $1.73 in 1997.
     The Company continues to enjoy good profitability as indicated by the return on average assets and steadily increasing earnings per share. The decline in the return on average equity in 1997 was due to a net increase in the Company's capital resulting from continued good earnings offset by dividends paid to the Company's stockholders. The dividend payout ratio for 1997 was 39.31%, which compares to 37.55% in 1996 and 37.32% in 1995.

NET INTEREST INCOME
     Net interest income for 1997 was $16,691, an increase of $1,080 or 6.92% over 1996. In 1996, net interest income was $15,611, up $220 or 1.43% from 1995 net interest income of $15,391.
     The net yield on earnings assets for 1997 was 4.75%. In 1996 and 1995, the net yields on earning assets were 4.59% and 4.63%, respectively.
     Throughout the three year period, management's strategy was to fund increases in the loan portfolio through liquidity generated principally from the securities portfolio. In 1997, overall loan growth remained strong, particularly in commercial loans and loans to individuals.
     In 1996, a substantial amount of loan growth took place in the highly rate-competitive commercial loan area. This limited the effect of the loan growth on net interest income.







INTEREST RATE SENSITIVITY
     The Company considers interest rate risk to be a significant market risk and has systems in place to measure the exposure of net interest income and fair market values to adverse movement in interest rates. Interest rate sensitivity analyses indicate repricing opportunities, and interest rate shock simulations indicate potential economic loss due to future interest rate changes. Management realizes certain risks are inherent and minimizes these by adjusting asset/liability management responses to changing economic conditions.
     The Company reduces the volatility of its net interest income by managing the relationship of interest-rate sensitive assets to interest-rate sensitive liabilities. The Company would be impacted by rising interest rate changes, as it is liability sensitive for the time period up to one year. Beyond one year, the cumulative interest rate position is asset sensitive, indicating that the effect of rising rates would dissipate in the one to five year time period.
     The impact of rate fluctuations is dependent, however, upon the magnitude, the length of the rising or falling rate trend and the period of time rates remain stable at a given level. Based on the information and assumptions in effect at December 31, 1997, management believes that an immediate 200 basis point rate shock, up or down, over a twelve month period could significantly affect the Company's annualized net interest income or net economic value if not countered by management's pricing strategies.

PROVISION AND ALLOWANCE FOR LOAN LOSSES
     The adequacy of the allowance for loan losses is based on management's judgement and analysis of current and historical loss experience, risk characteristics of the loan portfolio, concentrations of credit and asset quality, as well as other internal and external factors such as general economic conditions.
     An internal credit review department performs pre-credit analyses of large credits and also conducts credit review activities that provide management with an early warning of asset quality deterioration. Changing trends in the loan mix are also evaluated in determining the adequacy of the allowance for loan losses.
     Loan loss and other industry indicators related to asset quality are presented in the Loan Loss Data table.
























Management's Discussion and Analysis

                                 Loan Loss Data

    ($ In thousands)                      1997        1996       1995
                                         ------      ------     ------
    Provision for loan losses           $     435        331        282

    Net charge-offs to average
     net loans                               0.28%      0.21%      0.13%

    Allowance for loan losses to
     loans, net of unearned
     interest and deferred fees              1.12%      1.31%      1.58%

    Allowance for loan losses to
     nonperforming loans                 2,802.30%    418.02%    365.60%

    Allowance for loan losses to
     nonperforming assets                  479.92%    236.24%    177.37%

    Nonperforming assets to loans,
     net of unearned income
     and deferred fees, plus
     other real estate owned                 0.23%      0.55%      0.89%

    Nonaccrual loans                    $      87        616        718

    Other real estate owned, net              421        474        762
                                        ---------     ------     ------

       Total nonperforming assets       $     508      1,090      1,480
                                        =========     ======     ======

    Accruing loans past due 90 days
     or more                            $     672        458        574

Nonperforming loans include nonaccrual loans and do not include accruing loans past due 90 days or more. Nonperforming assets for 1997 have decreased $582 or 53.39% from 1996 and represent the continuation of a declining trend. Nonperforming assets for 1996 decreased by $390 or 26.35% from the 1995 total of $1,480.
     Net charge-offs to average net loans for 1997 were .28%, up .07% when compared to 1996. Allocations for these net charge-offs were made in previous periods. In 1997, overall asset quality continued to improve and general economic conditions were favorable. While the provision for loan loss increased by $104 or 31.42%, the previously mentioned loan charge-offs and the level of loan growth resulted in a lower ratio of the allowance to loans.
     Net charge-offs to average net loans for 1996 were .21%, up from 1995 when that ratio was .13%. While the Company did experience an increase in net charge-offs, there was an overall trend of improving asset quality. The provision for loan losses, which was up $49 in 1996 or 17.38% over 1995's provision of $282, was increased to cover 1996's net charge-offs. See note 5 of Notes to Consolidated Financial Statements for additional information relating to nonperforming assets, past due loans, impaired loans and allowance for loan losses.





National Bankshares, Inc. and Subsidiaries

     While past efforts directed at improving asset quality have been largely successful, management is unable to estimate when and under what exact terms problem credits will be resolved. With the information available, management does not anticipate any significant deterioration in asset quality. However, changing economic conditions, the timing and extent of changes and the ultimate impact on the Company's asset quality is not within management's ability to predict with any degree of precision.

NONINTEREST INCOME
     Noninterest income for 1997 was $2,834, an increase of $141 or 5.24% over 1996. Noninterest income for 1996 was $2,693, up $311 or 13.06% from 1995.
     Service charges on deposits for 1997 totalled $1,131, a decrease of $52 or 4.40% from 1996. Service charges on deposit accounts in 1996 were up $190 or 19.13% from the previous year. The level of these charges is driven by demand deposit volume, types of accounts opened, service charge rates in effect, the level of charges such as overdraft fees and the waiver policy concerning these fees. The decrease for 1997 and the increase for 1996 were largely attributable to fluctuations in overdraft volumes.
     Other service charges and fees are composed of safe deposit box rent, charges associated with letters of credit and other miscellaneous items. In 1997, these charges were $250, a decrease of $19 or 7.06% from 1996. For 1996, these charges totalled $269, an increase of $41 or 17.98% over 1995.
     Trust income for 1997 was $738 which represents an increase of $135 or 22.39% over 1996. In 1996, trust income was $603, an increase of $123 or
25.63% over 1995. Factors affecting the growth in trust income include an increase in the number of accounts managed, an increase in the average value of the accounts managed and an increase in both the number and value of estates settled. Due to its nature, estate business volume and the related income is not within management's ability to predict.
     Credit card income is composed of several types of fees and charges, including transaction or interchange fees, merchant discount fees and overlimit charges. In 1997, credit card income totalled $606, an increase of $95 or 18.59% over 1996. Credit card income for 1996 was $511, up $61 or 13.56% over 1995. Credit card income increased in 1997 largely because of a higher volume of interchange transactions, created in part by the introduction of a debit card product. The increase in credit card income was offset somewhat by the discontinuation early in 1997 of annual membership fees charged to customers. Given the highly competitive market which limits the amount of charges set, revenue increases result from growth in the number of merchant accounts processed and increases in the number of customer credit and debit card accounts that result in higher transaction volume.
     Net securities gains were $37 in 1997, down $60 or 61.86% from 1996. In 1996, net securities gains were $97, down 46.70% from 1995. Gains and losses can occur as a result of portfolio restructuring, called securities and certain market adjustments. The majority of the gains for 1996 consisted of market adjustments to an allowance set up to cover potential losses on certain bonds held by BTC. These bonds were disposed of in 1997 and a gain of approximately $10 was recognized.

NONINTEREST EXPENSE
     Noninterest  expense in  1997 totalled  $10,031, up  $516 or  5.42% from
1996.   In 1996, noninterest expense was $9,515, a  decrease of $518 or 5.16%
from 1995.





Management's Discussion and Analysis

     Salaries and benefits increased $120 or 2.27% from 1996. The increase resulted from the addition of staff in connection with NBB's opening of a new branch office early in 1997 and from salary adjustments, promotions and other normal compensation related items, offset by a $119 decrease in net pension cost.
     In 1996, salaries and benefits expense totalled $5,278, up $244 or 4.85% from 1995. This was largely due to a $177 increase in net pension cost and other normal compensation related items.
     Occupancy and furniture and fixtures expense increased $74 or 8.37% for 1997 when compared to 1996. This increase was due to higher costs associated with the new branch office constructed and opened by NBB and also to regular planned maintenance of facilities. Management anticipates occupancy and furniture and fixtures expense to continue to increase. NBB expects to purchase a branch office in Galax, Virginia in early 1998 and will also start construction of a new office building during the year. The expected increase in occupancy and furniture and fixtures expense will be somewhat moderated by a future reduction in expenses for leased premises. Occupancy and furniture and fixtures expense experienced a slight decrease in 1996 of 3.91% over 1995.
     Data processing and ATM expense was $578 for 1997, an increase over 1996 of $81 or 16.30%. This increase was due to costs associated with the upgrade of information system hardware and software and costs related to an expanded microcomputer network. Data processing and ATM expense is also likely to increase in 1998, as BTC completes a planned upgrade of its information system hardware and software and an expansion of its microcomputer network. In 1996, data processing and ATM expense was $497, an increase of $35 or 7.58% over 1995. The expansion of a microcomputer network and increased costs of maintenance on older equipment were the primary causes of the increase.
     The cost of Federal Deposit Insurance increased in 1997 by $39 over 1996. While the banks' base premiums remain at the minimum required by law, legislation enacted in late 1996 levied an assessment on banks for the purpose of financing certain costs associated with the resolution of the savings and loan crisis. This additional levy is expected to remain in effect until 2018-2019. In 1996, the Company's affiliates paid the base premium of $4, the minimum payment required by law, which was a 98.94% decrease from 1995's assessment.
     Credit card processing expense for 1997 was $551, an increase of $85 or 18.24% over 1996. This increase reflects additional expense due to the introduction of a debit card product, higher merchant processing costs and an overall increase in business activity. In 1996, credit card processing expense increased by $55 or 13.38%, which was primarily the result of increased business activity.
     Net costs of other real estate owned for 1997 were $8, a decrease of $3 or 60.00% from 1996. Other real estate owned net of valuation allowance decreased in 1997 by $53. Efforts to market existing properties continue, however, the exact timing, terms and conditions of the sale of the properties remain unknown. In 1996, net costs of other real estate owned decreased by $190 or 97.44% from 1995, primarily due to a $119 reduction in the valuation allowance for other real estate in 1996.
     Other operating expenses were $2,465 in 1997, up $114 or 4.85% from 1996. The other operating expense category in 1996 decreased by $251 or 9.65% from 1995 and was due primarily to a $111 reduction in merger expenses, from $268 in 1995 to $157 in 1996. Other operating expenses in 1995 included a contribution to a community development corporation which was not incurred in 1996.



National Bankshares, Inc. and Subsidiaries

INCOME TAXES
     Higher pre-tax income in 1997 resulted in a $158 increase in income tax expense when compared to 1996. Tax exempt interest income continues to be the primary difference between the "expected" and reported income tax expense. The Company's effective tax rates for 1997, 1996 and 1995 were 27.59%, 27.68% and 25.92%, respectively. The increase in the effective tax rate for 1996 was due primarily to the level of tax exempt interest income being comparable to 1995.
     See note 9 of Notes to Consolidated Financial Statements for additional information relating to income taxes.

EFFECTS OF INFLATION
     The Company's consolidated statements of income generally reflect the effects of inflation. Since interest rates, loan demand and deposit levels are related to inflation, the resulting changes are included in net income. The most significant item which does not reflect the effects of inflation is depreciation expense, because historical dollar values used to determine this expense do not reflect the effect of inflation on the market value of depreciable assets after their acquisition.

BALANCE SHEET
     Total assets at year end 1997 were $402,907 which represents an increase of $14,057 or 3.62% over the previous year. The Company's primary methods of achieving growth are to seek to increase deposits at its bank subsidiaries and to grow through corporate acquisitions and mergers. In both 1997 and 1996, the Company experienced excess liquidity, and because management stressed profitability over growth, management's strategy was to utilize those funds before aggressively pursuing new deposits. In 1997 and 1996, total average deposits grew by $3,501 and $5,677, respectively, which represents growth rates of 1.04% and 1.72%, respectively.

                              Total Assets Graph

(Millions)

                 1993      1994      1995      1996      1997
                 ----      ----      ----      ----      ----
                $357.8     373.1     380.9     388.9     402.9

LOANS
     Loans, net of unearned income and deferred fees, grew by $20,817 or 10.61% in 1997. Commercial loans grew by $13,860 or 15.84% with loans to individuals increasing by $5,644 or 9.25%.
     In  1996,  loans, net  of  unearned income  and deferred  fees,  grew by
$30,355 or 18.31%. Commercial loans, which grew by $27,910 or 46.82%, accounted for the largest portion of the increase.
     The Company engages in the origination and sale of mortgage loans in the secondary market. In 1997 and 1996, the Company originated $19,120 and $17,907, respectively, and sold $19,231 and $18,271 in 1997 and 1996, respectively, of mortgage loans.

SECURITIES
     In 1997, bank-owned securities declined by $21,270 or 12.42% compared to 1996. The decrease took place in the held to maturity portfolio which declined by $24,318 or 22.37%. Securities available for sale increased $3,048 or 4.87% offsetting a portion of that decline. In 1996, total bank-



Management's Discussion and Analysis

owned securities were $171,244, a decrease of $16,391 or 8.74% from 1995. In 1997 and 1996, cash flows resulting from the reduction in the securities portfolio were used to fund loan growth.
     The Company's investment policy stresses safety with a program of purchasing high quality securities such as U.S. Treasury and U.S. Government agency issues, state, county, and municipal bonds, corporate bonds, mortgage-backed securities and other bank qualified investments. The Company has classified all of its investment securities as either held to maturity or available for sale, as the Company does not engage in trading activities. Investment strategies are adjusted in response to market conditions and available investment vehicles.
     At December 31, 1997 and 1996, the Company had no investment concentrations in any single issues (excluding U.S. Government) that exceeded ten percent of capital.

DEPOSITS
     At year end 1997, total deposits were $344,867 which represent a $10,283 or a 3.07% increase over 1996. At December 31 1996, total deposits were $334,584, an increase of 1.29% over 1995.
     Average noninterest-bearing deposits of $44,193 grew by $2,196 or 5.23% in 1997, $3,164 or 8.15% in 1996 and $2,109 or 5.74% in 1995. Average
interest-bearing deposits were $295,246 in 1997, an increase of $1,305 over 1996. In 1996, average interest-bearing deposits of $293,941 increased $2,513 from the 1995 total of $291,428.

DERIVATIVES AND MARKET RISK EXPOSURES
     The Company is not a party to derivative financial instruments with off-balance sheet risks such as futures, forwards, swaps and options. The Company is a party to financial instruments with off-balance sheet risks such as commitments to extend credit, standby letters of credit, and recourse obligations in the normal course of business to meet the financing needs of its customers. See note 13 of Notes to Consolidated Financial Statements for additional information relating to financial instruments with off-balance sheet risk. Management does not plan any future involvement in high risk derivative products. The Company has investments in mortgage-backed securities, collateralized mortgage obligations, structured notes and other similar instruments which are included in securities available for sale and securities held to maturity. The fair value of these investments at December 31, 1997 approximated $11,144. See note 3 of Notes to Consolidated Financial Statements for additional information relating to securities.
     The Company's securities and loans are subject to credit and interest rate risk and its deposits are subject to interest rate risk. Management considers its credit risk when a loan is granted and monitors its credit risk after the loan is granted. The Company maintains an allowance for loan losses to absorb losses in the collection of its loans. See note 5 of Notes to Consolidated Financial Statements for information relating to nonperforming assets, past due loans, impaired loans and allowance for loan losses. See note 14 of Notes to Consolidated Financial Statements for information relating to concentrations of credit risk. The Company has an asset/liability program to manage its interest rate risk. This program provides management with information related to the rate sensitivity of certain assets and liabilities and the effect of changing rates on profitability and capital accounts. While this planning process is designed to protect the Company over the long term, it does not provide near term protection from interest rate shocks, as interest rate sensitive assets and liabilities do not, by their nature, move up or down in tandem in response to



National Bankshares, Inc. and Subsidiaries

changes in the overall rate environment. The Company's profitability in the near term may temporarily be affected, either positively by a falling interest rate scenario or negatively by a period of rising rates. See note 15 of Notes to Consolidated Financial Statements for information relating to fair value of financial instruments.

LIQUIDITY
     Liquidity is the ability to provide sufficient cash flow to meet financial commitments and to fund additional loan demand or withdrawal of existing deposits. Sources of liquidity include deposits, loan principal and interest repayments, sales, calls and maturities of securities and short-term borrowings. The Company maintained an adequate liquidity level during 1997 and 1996. Management is not aware of any trends, commitments or events that will result in or that are reasonably likely to result in a material increase or decrease in liquidity.
     Net cash from operating activities of $7,573 in 1997 decreased $395 from 1996 due primarily to the increase in net income offset by the change in other liabilities. Net cash flows provided by operating activities, securities and financing activities for 1997 of $7,573, $21,966 and $7,562, respectively, were used to fund the net increases in federal funds sold, interest-bearing deposits, loans made to customers and purchases of loan participations of $2,390, $9,637, $17,400 and $6,189, respectively.
     Net cash from operating activities of $7,968 in 1996 increased $1,604 from 1995 and was primarily attributable to the increase in net income and the change in the mortgage loans held for sale category which fluctuates based upon loan demand and the timing of loan sales in the secondary market. Cash flows from investing activities in 1996 continued to reflect the shifting of securities to the loan portfolio and from securities held to maturity to available for sale. Net cash flows provided by operating activities, federal funds sold, securities and financing activities for 1996 of $7,968, $5,815, $15,542 and $1,930, respectively, were used principally to fund the net increase in loans of $31,633.
     A pending acquisition by NBB of the Galax branch of First American Federal Savings Bank, which is expected to close in early 1998, is not anticipated to have a material impact on the Company's liquidity. See "Future Management Considerations."

CAPITAL RESOURCES
     Total stockholders' equity increased $4,228 from 1996 to 1997 and $1,647 from 1995 to 1996. Net income, less cash dividends on common stock of $2,579 in 1997 and $2,297 in 1996, accounted primarily for the increase. Net unrealized gains (losses) on securities available for sale, net of deferred income taxes, were $194 at December 31, 1997, $(248) at December 31, 1996 and $282 at December 31, 1995. These unrealized net gains and losses are recorded as a separate component of stockholders' equity and will continue to be subject to change in future years due to fluctuations in fair values, sales, purchases, maturities and calls of securities classified as available for sale.
     The Company has operated from a consistently strong capital position. The ratio of total stockholders' equity to total assets was 13.41% at year end 1997 compared to 12.81% at year end 1996 and 12.64% at year end 1995. Banks are required to apply percentages to various assets, including off-balance sheet assets, to reflect their perceived risk. Regulatory defined capital is divided by risk weighted assets in determining the bank's risk-based capital ratio. No regulatory authorities have advised National Bankshares, Inc., The National Bank of Blacksburg or Bank of Tazewell County



Management's Discussion and Analysis

of any specific leverage ratios applicable to them. National Bankshares, Inc., The National Bank of Blacksburg and Bank of Tazewell County's capital adequacy ratios exceed regulatory requirements and provide added flexibility to take advantage of business opportunities as they arise. See note 10 of Notes to Consolidated Financial Statements for additional information.

                          Stockholders' Equity Graph

(Millions)

                 1993      1994      1995      1996      1997
                 ----      ----      ----      ----      ----
                $41.0      42.7      48.2      49.8      54.0


RECENT ACCOUNTING PRONOUNCEMENTS
     See notes 1 and 17 of Notes to Consolidated Financial Statements for information relating to recent accounting pronouncements.

MERGER
     On June 1, 1996, Bankshares issued 1,888,209 shares of its common stock in a one-for-one exchange for all the outstanding common stock of Bank of Tazewell County, Tazewell, Virginia. This business combination has been accounted for as a pooling-of-interests and, accordingly, the consolidated financial statements for the periods prior to the combination have been restated to include the accounts and results of operations of Bank of Tazewell County. There were no adjustments of a material amount resulting from Bank of Tazewell County's adoption of Bankshares' accounting policies.
     In May 1996, Bankshares declared a stock split of .11129 per share effected in the form of a stock dividend to the holders of Bankshares common stock just prior to the merger effective date to facilitate the one-for-one common stock exchange ratio. All stockholders' equity accounts, share and per share data have been adjusted retroactively to reflect the stock split. Bank of Tazewell County is well capitalized with excess liquidity, and provides the Company with an expanded market place.

FUTURE MANAGEMENT CONSIDERATIONS

     Year 2000
     The Company is cognizant of the risks and challenges presented by the impact of the century date change on information processing and other computer controlled systems. The Year 2000 presents two related but distinct issues for financial institutions. The Company's internal information processing and computer controlled systems must be Year 2000 compliant, and the subsidiary banks' compliance efforts are subject to regulatory review. In addition, banks face credit risk should their commercial loan customers suffer significant business disruptions as a result of the impact of computer failures in their own operations or in those of their suppliers or customers.
     As a normal part of business operations, the Company's subsidiaries are currently in the process of upgrading information processing systems which will include the acquisition of new information processing hardware and software. The primary goal of this project is to provide a shared information processing system for affiliates, additional capacity and the ability to use the most advanced software available from vendors.





National Bankshares, Inc. and Subsidiaries

     While the overall costs associated with the upgrade are substantial, it is not anticipated that the Year 2000 component of this upgrade will have a material effect on the Company's consolidated financial statements.

     Pending Acquisition
     On December 26, 1997, NBB entered into an agreement to purchase the assets, including real estate and improvements, and assume the liabilities of the Galax, Virginia, branch office of First American Federal Savings Bank.
The transaction, which is subject to regulatory approval, is expected to close in early 1998.

COMMON STOCK INFORMATION AND DIVIDENDS
     National Bankshares, Inc.'s common stock is traded on a limited basis in the over-the-counter market and is not listed on any exchange or quoted on NASDAQ. Some trades in the Company's stock are reported on the OTC Bulletin Board under the trading symbol NKSH. Local brokerage firms are familiar with and active in trading in the common stock of National Bankshares, Inc. As of December 31, 1997, there were 1,163 stockholders of Bankshares common stock. The following is a summary of the market price per share and cash dividend per share of the common stock of National Bankshares, Inc. for 1997 and 1996. Prices do not necessarily reflect the prices which would have prevailed had there been an active trading market, nor do they reflect unreported trades, which may have been at lower or higher prices.

                          Common Stock Market Prices

                                                        Dividends
                               1997         1996        Per Share
                           -----------   ----------    -----------
                           High    Low   High   Low    1997   1996
                           ----    ---   ----   ---    ----   ----

           First Quarter  $26.25  25.00 $26.50  24.00   ---    ---
           Second Quarter  25.87  23.50  26.25  24.50   .33    .30
           Third Quarter   25.75  23.81  27.00  24.50   ---    ---
           Fourth Quarter  26.50  23.50  26.50  25.00   .35    .32


     Bankshares' primary source of funds for dividend payments is dividends from its subsidiaries, The National Bank of Blacksburg and Bank of Tazewell County. Bank regulatory agencies restrict dividend payments of the subsidiaries as more fully disclosed in note 10 of Notes to Consolidated Financial Statements.




















Independent Auditors' Report



The Board of Directors and Stockholders
National Bankshares, Inc.:

     We have audited the accompanying consolidated balance sheets of National Bankshares, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We did not audit the 1995 financial statements of Bank of Tazewell County, a wholly-owned subsidiary, which statements reflect total assets constituting 47 percent and total interest income constituting 43 percent of the related 1995 consolidated totals. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Bank of Tazewell County for 1995, is based solely on the report of the other auditors.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.

     In our opinion, based on our audits and the report of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of National Bankshares, Inc. and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997 in conformity with generally accepted accounting principles.



                                                        KPMG Peat Marwick LLP



Roanoke, Virginia
February 6, 1998















National Bankshares, Inc. and Subsidiaries
Consolidated Balance Sheets


$ In thousands except share and per share data.
 December 31, 1997 and 1996                                     1997      1996
                                                               ------    ------
Assets       Cash and due from banks (notes 2 and 15)         $ 12,435    9,989
             Interest-bearing deposits (note 15)                 9,728       91
             Federal funds sold (note 15)                        4,300    1,910
             Securities available for sale (notes 3 and 15) 65,582 62,534 Securities held to maturity (fair value
              $85,005 in 1997 and $108,755 in 1996)             84,392  108,710
             Mortgage loans held for sale (notes 13, 14 and 15) 405 516 Loans (notes 4, 5, 14 and 15):
                  Real estate construction loans                 8,510    6,295
                  Real estate mortgage loans                    42,969   43,917
                  Commercial and industrial loans              101,379   87,519
                  Loans to individuals                          66,635   60,991
                                                              --------  -------

                       Total loans                             219,493  198,722

                  Less unearned income and deferred fees        (2,503)  (2,549)
                                                              --------  -------

                       Loans, net of unearned income and
                        deferred fees                          216,990  196,173

                  Less allowance for loan losses (note 5)       (2,438)  (2,575)
                                                              --------  -------

                       Loans, net                              214,552  193,598
                                                              --------  -------

             Bank premises and equipment, net (note 6)           5,739    5,037
             Accrued interest receivable                         3,445    3,510
             Other real estate owned, net (note 5)                 421      474
             Other assets (note 9)                               1,908    2,481
                                                              --------  -------

                       Total assets                           $402,907  388,850
                                                              ========  =======

Liabilities  Noninterest-bearing demand deposits              $ 45,093   44,096
and          Interest-bearing demand deposits                   77,863   73,804
Stockholders'Savings deposits                                   46,773   48,164
Equity       Time deposits (note 7)                            175,138  168,520
                                                              --------  -------

                       Total deposits (note 15)                344,867  334,584
                                                              --------  -------









             Other borrowed funds (note 15)                        485      627
             Accrued interest payable                              722      700
             Other liabilities (note 8)                            966    1,495
                                                              --------  -------

                       Total liabilities                       347,040  337,406
                                                              --------  -------

             Common stock subject to ESOP put option (note 8)    1,838    1,643
                                                              --------  -------

             Stockholders' equity (notes 9, 10 and 16):
                  Preferred stock of no par value. Authorized
                   5,000,000 shares; none issued and
                   outstanding                                     ---      ---
                  Common stock of $2.50 par value. Authorized
                   5,000,000 shares; issued and outstanding
                   3,792,833 shares                              9,482    9,482
                  Retained earnings                             46,191   42,210
                  Net unrealized gains (losses) on securities
                   available for sale                              194     (248)
                  Common stock subject to ESOP put option
                   (72,783 shares at $25.25 per share in 1997
                   and 64,796 shares at $25.35 per share in
                   1996) (note 8)                               (1,838)  (1,643)
                                                              --------  -------

                       Total stockholders' equity               54,029   49,801

             Commitments and contingent liabilities (notes 6,
              8, 13 and 16)

                                                              --------  -------
                       Total liabilities and stockholders'
                        equity                                $402,907  388,850
                                                              ========  =======





















See accompanying notes to consolidated financial statements.



National Bankshares, Inc. and Subsidiaries
Consolidated Statements of Income

$ In thousands, except per share data. Years ended
December 31, 1997, 1996 and 1995                     1997      1996      1995
                                                    ------    ------    ------

Interest    Interest and fees on loans              $19,553    17,232    15,761
Income      Interest on federal funds sold              451       476       704
            Interest on interest-bearing deposits       230        91       ---
            Interest on securities - taxable          7,776     8,877     9,723
            Interest on securities - nontaxable       1,787     1,971     1,906
                                                    -------   -------   -------

                 Total interest income               29,797    28,647    28,094
                                                    -------   -------   -------

Interest    Interest on time deposits of $100,000
Expense      or more                                  2,335     2,070     1,898
            Interest on other deposits               10,754    10,939    10,770
            Interest on borrowed funds                   17        27        35
                                                    -------   -------   -------

                 Total interest expense              13,106    13,036    12,703
                                                    -------   -------   -------

                 Net interest income                 16,691    15,611    15,391

            Provision for loan losses (note 5)          435       331       282
                                                    -------   -------   -------

                 Net interest income after
                  provision for loan losses          16,256    15,280    15,109
                                                    -------   -------   -------

Noninterest Service charges on deposit accounts       1,131     1,183       993
Income      Other service charges and fees              250       269       228
            Credit card fees                            606       511       450
            Trust income                                738       603       480
            Other income                                 72        30        49
            Realized securities gains, net
             (note 3)                                    37        97       182
                                                    -------   -------   -------

                 Total noninterest income             2,834     2,693     2,382
                                                    -------   -------   -------

Noninterest Salaries and employee benefits (note 8)   5,398     5,278     5,034
Expense     Occupancy and furniture and fixtures        958       884       920
            Data processing and ATM                     578       497       462
            FDIC assessment                              43         4       379
            Credit card processing                      551       466       411
            Goodwill amortization                        30        30        30
            Net costs of other real estate owned          8         5       195
            Other operating expense                   2,465     2,351     2,602
                                                    -------   -------   -------

                 Total noninterest expense           10,031     9,515    10,033
                                                    -------   -------   -------




            Income before income tax expense          9,059     8,458     7,458
            Income tax expense (note 9)               2,499     2,341     1,933
                                                    -------   -------   -------

                 Net income                         $ 6,560     6,117     5,525
                                                    =======   =======   =======

                 Net income per share (note 1)      $  1.73      1.61      1.46
                                                    =======   =======   =======














































See accompanying notes to consolidated financial statements.





National Bankshares, Inc. and Subsidiaries
Consolidated Statements of Changes in Stockholders' Equity


                                                       Net
                                                   Unrealized   Common
                                                      Gains      Stock
                                                   (Losses) on  Subject
$ In thousands, except per share                   Securities   to ESOP
data.  Years ended December 31,    Common Retained  Available     Put
1997, 1996 and 1995.               Stock  Earnings  For Sale    Option   Total
                                  ------- -------- -----------  ------- -------

Balances, December 31, 1994       $ 9,482   34,927    (1,751)      ---   42,658
Net income                            ---    5,525       ---       ---    5,525
Cash dividends ($.57 per share)       ---   (1,080)      ---       ---   (1,080)
Cash dividends of BTC declared
 prior to merger                      ---     (982)      ---       ---     (982)
Change in net unrealized gains
 (losses) on securities available
 for sale, net of income tax
 expense of $1,047                    ---      ---     2,033       ---    2,033
                                  -------   ------    ------    ------   ------

Balances, December 31, 1995         9,482   38,390       282       ---   48,154
Net income                            ---    6,117       ---       ---    6,117
Cash dividends ($.62 per share)       ---   (1,787)      ---       ---   (1,787)
Cash dividends of BTC declared
 prior to merger                      ---     (510)      ---       ---     (510)
Change in net unrealized gains
 (losses) on securities available
 for sale, net of income tax
 benefit of $273                      ---      ---      (530)      ---     (530)
Common stock subject to ESOP put
 option                               ---      ---       ---    (1,643)  (1,643)
                                  -------   ------    ------    ------   ------

Balances, December 31, 1996         9,482   42,210      (248)   (1,643)  49,801
Net income                            ---    6,560       ---       ---    6,560
Cash dividends ($.68 per share)       ---   (2,579)      ---       ---   (2,579)
Change in net unrealized gains
 (losses) on securities available
 for sale, net of income tax
 expense of $228                      ---      ---       442       ---      442
Change in common stock subject to
 ESOP put option                      ---      ---       ---      (195)    (195)
                                  -------   ------    ------    ------   ------
Balances, December 31, 1997       $ 9,482   46,191       194    (1,838)  54,029
                                  =======   ======    ======    ======   ======






See accompanying notes to consolidated financial statements.




National Bankshares, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
$ In thousands. Years ended December 31, 1997, 1996 and 1995     1997      1996      1995
                                                                ------    ------    ------
Cash Flows  Net income                                          $ 6,560    6,117      5,525
from        Adjustments to reconcile net income to net cash
Operating    provided by operating activities:
Activities      Provision for loan losses                           435      331        282
(Note 12)       Recovery of bond losses                             (10)     (89)       ---
                Provision for deferred income taxes                 300       (4)      (120)
                Depreciation of bank premises and equipment         586      517        535
                Amortization of intangibles                         121      121        145
                Amortization of premiums and accretion of
                 discounts, net                                      11       52        (32)
                (Gains) losses on bank premises and
                 equipment disposals                                  8        7         (9)
                Gains on sales and calls of
                 securities available for sale, net                  (5)      (3)        (2)
                Gains on calls of securities held to
                 maturity, net                                      (22)      (5)      (180)
                (Gains) losses and write-downs on other
                 real estate owned                                   (4)      (9)       168
                (Increase) decrease in:
                      Mortgage loans held for sale                  111      364       (488)
                      Accrued interest receivable                    65      111         88
                      Other assets                                  (76)      40        129
                Increase (decrease) in:
                      Accrued interest payable                       22      (44)       170
                      Other liabilities                            (529)     462        153
                                                                -------  -------    -------

                           Net cash provided by operating
                            activities                            7,573    7,968      6,364
                                                                -------  -------    -------

Cash Flows  Net (increase) decrease in federal funds sold        (2,390)   5,815       (100)
from        Net increase in interest-bearing deposits            (9,637)     (91)       ---
Investing   Proceeds from sales of securities available for
Activities   sale                                                   ---    1,000      1,867
(Note 12)






            Proceeds from calls and maturities of
             securities available for sale                        9,839   21,938      8,134
            Proceeds from calls and maturities of
             securities held to maturity                         35,673   35,569     28,592
            Purchases of securities available for sale          (12,201) (10,397)   (16,432)
            Purchases of securities held to maturity            (11,345) (32,477)   (22,271)
            Purchases of loan participations                     (6,189)  (1,704)       ---
            Collection of loan participations                     1,934    2,448      1,928
            Net increase in loans made to customers             (17,400) (31,633)    (9,197)
            Proceeds from disposal of other real estate owned       216      325        220
            Recoveries on loans charged off                         107      125         83
            Bank premises and equipment expenditures             (1,304)    (882)      (492)
            Proceeds from sale of bank premises and equipment         8      ---          9
                                                                -------  -------    -------

                           Net cash used in investing
                            activities                          (12,689)  (9,964)    (7,659)
                                                                -------  -------    -------

Cash Flows  Net increase in time deposits                         6,618    1,672     18,179
from        Net increase (decrease) in other deposits             3,665    2,599    (15,552)
Financing   Net increase (decrease) in other borrowed funds        (142)     466       (630)
Activities  Cash dividends paid                                  (2,579)  (2,807)    (2,056)
(Note 12)                                                       -------  -------    -------

                           Net cash provided by (used in)
                            financing activities                  7,562    1,930        (59)
                                                                -------  -------    -------

            Net increase (decrease) in cash and due from banks    2,446      (66)    (1,354)
            Cash and due from banks at beginning of year          9,989   10,055     11,409
                                                                -------  -------    -------

            Cash and due from banks at end of year              $12,435    9,989     10,055
                                                                =======  =======    =======





See accompanying notes to consolidated financial statements.


Notes to Consolidated Financial Statements

$ In thousands, except share and per share data.
December 31, 1997, 1996 and 1995

Note 1: Summary of Significant Accounting Policies
    The  accounting  and  reporting  policies  of  National  Bankshares,  Inc.
(Bankshares)  and  its  wholly-owned   subsidiaries,  The  National  Bank  of
Blacksburg (NBB) and Bank of Tazewell County (BTC), conform to generally accepted accounting principles and general practices within the banking industry (see note 16 for merger with BTC).
    The following is a summary of the more significant accounting policies.

    (A)   Consolidation
          The  consolidated  financial  statements include  the  accounts  of
    National  Bankshares,   Inc.  and   its  wholly-owned   subsidiaries  (the
    Company). All significant intercompany balances and transactions have been eliminated.

    (B)   Cash and Cash Equivalents
          For purposes of reporting cash flows, cash and cash equivalents include cash on hand and due from banks.

    (C)   Securities
          Securities available for sale are reported at fair value, with unrealized gains and losses excluded from net income and reported, net of income taxes, in a separate component of stockholders' equity. Securities held to maturity are stated at cost, adjusted for amortization of premiums and accretion of discounts on a basis which approximates the level yield method. The Company does not engage in securities trading. Gains and losses on securities are accounted for on the completed transaction basis by the specific identification method.
          A decline in the fair value of any available for sale or held to maturity security below cost that is deemed other than temporary is charged to income resulting in the establishment of a new cost basis for the security.

    (D)   Loans
          Loans are stated at the amount of funds disbursed plus the applicable amount, if any, of unearned income and deferred fees less payments received. Income on installment loans, including impaired installment loans that have not been placed in nonaccrual status, is recognized on methods which approximate the level yield method. Interest on all other loans, including impaired other loans that have not been placed in nonaccrual status, is accrued based on the balance outstanding times the applicable interest rate.
          Interest is recognized on the cash basis for all loans carried in nonaccrual status. Loans generally are placed in nonaccrual status when the collection of principal or interest is 90 days or more past due, unless the obligation is both well-secured and in the process of collection.
          Loan origination and commitment fees and certain direct costs are being deferred, and the net amount amortized as an adjustment to the related loan's yield. These amounts are being amortized over the contractual life of the related loans.
          Effective January 1, 1995, the Company adopted the provisions of Statement of Financial Accounting Standards (Statement) No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by Statement 118, "Accounting by Creditors for Impairment of a Loan - Income


National Bankshares, Inc. and Subsidiaries

    Recognition and Disclosures." Statement 114, as amended by Statement 118, requires that impaired loans within the scope of the Statements be presented in the financial statements at the present value of expected future cash flows or at the fair value of the loan's collateral if the loan is deemed "collateral dependent." A valuation allowance is required to the extent that the measure of the impaired loans is less than the recorded investment. Statement 114 does not apply to large groups of small-balance homogeneous loans such as residential real estate mortgage, consumer installment, home equity and bank card loans, which are collectively evaluated for impairment. Statement 118 allows a creditor to use existing methods for recognizing interest income on an impaired loan. Adoption of this Statement did not have a material impact on the Company's financial position, result of operations or liquidity.
          Mortgage loans held for sale are carried at the lower of cost or fair value on an individual loan basis.

    (E)   Allowance for Loan Losses
          The allowance for loan losses is a valuation allowance consisting of the cumulative effect of the provision for loan losses, plus any amounts recovered on loans previously charged off, minus loans charged off. The provision for loan losses charged to expense is the amount necessary in management's judgement to maintain the allowance for loan losses at a level it believes adequate to absorb losses in the collection of its loans.

    (F)   Bank Premises and Equipment
          Bank premises and equipment are stated at cost, net of accumulated depreciation. Depreciation is charged to expense over the estimated useful lives of the assets on the straight-line basis. Depreciable lives include 40 years for premises, 3-10 years for furniture and equipment, and 5 years for computer software. Costs of maintenance and repairs are charged to expense as incurred and improvements are capitalized.

    (G)   Other Real Estate Owned
          Other real estate, acquired through foreclosure or deed in lieu of foreclosure, is carried at the lower of the recorded investment or its fair value, less estimated costs to sell (net realizable value). When the property is acquired, any excess of the loan balance over net realizable value is charged to the allowance for loan losses. Increases or decreases in the net realizable value of such properties are credited or charged to income by adjusting the valuation allowance for other real estate owned. Net costs of maintaining or operating foreclosed properties are expensed as incurred.

    (H)   Intangible Assets
          Included in other assets are deposit intangibles of $575 and $666 at December 31, 1997 and 1996, respectively, and goodwill of $337 and $367 at December 31, 1997 and 1996, respectively. Deposit intangibles are being amortized on a straight-line basis over a ten-year period and goodwill is being amortized on a straight-line basis over a fifteen-year period.








Notes to Consolidated Financial Statements

    (I)   Pension Plans
          The Company sponsors two separate defined benefit pension plans which cover substantially all full-time officers and employees. The benefits are based upon length of service and a percentage of the employee's compensation during the final years of employment. Pension costs are computed based upon the provisions of Statement 87. The Company contributes to the pension plans amounts deductible for federal income tax purposes.

    (J)   Income Taxes
          Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

    (K)   Trust Assets and Income
          Assets (other than cash deposits) held by the Trust Departments in a fiduciary or agency capacity for customers are not included in the consolidated financial statements since such items are not assets of the Company. Trust income is recognized on the accrual basis.

    (L)   Net Income Per Share
          Net income per share is based upon the weighted average number of common shares outstanding (3,792,833 shares in 1997, 1996 and 1995).
          In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings per
    Share." Statement 128 establishes new standards for computing and presenting earnings per share (EPS) and applies to entities with publicly held common stock or potential common stock. It replaces the presentation of primary EPS with a presentation of basic EPS. It also requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation.
          Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity.
          Statement 128 was adopted by the Company at December 31, 1997. The Statement requires restatement of prior years EPS data previously presented. Adoption of this Statement did not have any effect on current or prior years' EPS data presented due to the Company's simple capital structure.






National Bankshares, Inc. and Subsidiaries

    (M)   Off-Balance Sheet Financial Instruments
          In the ordinary course of business, the Company has entered into off-balance sheet financial instruments consisting of commitments to extend credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they become payable.

    (N)   Fair Value of Financial Instruments
          The following methods and assumptions were used to estimate the fair value of each class of financial instrument for which it is practicable to estimate that value:

          (1) Cash and Due from Banks, Interest-Bearing Deposits and Federal Funds Sold
                    The carrying  amounts are  a reasonable estimate  of fair
               value.

          (2)  Securities
                    The fair  values of  securities are determined  by quoted
               market prices or dealer quotes. The fair value of certain state and municipal securities is not readily available through market sources other than dealer quotations, so fair value estimates are based on quoted market prices of similar instruments, adjusted for differences between the quoted instruments and the instruments being valued.

          (3)  Loans
                    Fair values  are estimated  for portfolios of  loans with
               similar financial characteristics. Loans are segregated by type such as mortgage loans held for sale, commercial, real estate - commercial, real estate - construction, real estate - mortgage, credit card and other consumer loans. Each loan category is further segmented into fixed and adjustable rate interest terms and by performing and nonperforming categories.
                    The  fair  value of  performing  loans  is calculated  by
               discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan, as well as estimates for prepayments. The estimate of maturity is based on the Company's historical experience with repayments for each loan classification, modified, as required, by an estimate of the effect of current economic and lending conditions.
                    Fair value for  significant nonperforming loans is  based
               on estimated cash flows which are discounted using a rate commensurate with the risk associated with the estimated cash flows. Assumptions regarding credit risk, cash flows and discount rates are judgmentally determined using available market information and specific borrower information.

          (4)  Deposits
                    The  fair value  of demand  and savings  deposits is  the
               amount payable on demand. The fair value of fixed maturity time deposits and certificates of deposit is estimated using the rates currently offered for deposits with similar remaining maturities.




Notes to Consolidated Financial Statements

          (5)  Other Borrowed Funds
                    Other  borrowed funds  represents treasury  tax  and loan
               deposits. The carrying amount is a reasonable estimate of fair value because the deposits are generally repaid within 1 to 120 days from the transaction date.

          (6)  Commitments to Extend Credit and Standby Letters of Credit
                    The  only  amounts  recorded  for commitments  to  extend
               credit, standby letters of credit and financial guarantees written are the deferred fees arising from these unrecognized financial instruments. These deferred fees are not deemed significant at December 31, 1997 and 1996, and as such, the related fair values have not been estimated.

    (O)   Impairment  of  Long-Lived  Assets  and  Long-Lived  Assets  to  Be
          Disposed Of
          The  Company   adopted  the   provisions  of  Statement   No.  121,
    "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," on January 1, 1996. This Statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. Adoption of this Statement did not have a material impact on the Company's financial position, results of operations or liquidity.

    (P) Transfers and Servicing of Financial Assets and Extinguishments of Liabilities
          The  Company   adopted  the   provisions  of  Statement   No.  125,
    "Accounting  for   Transfers  and  Servicing   of  Financial  Assets   and
    Extinguishments of Liabilities," on January 1, 1997. This Statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on consistent application of a financial-components approach that focuses on control. Under that approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. This Statement provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. This Statement also provides implementation guidance for assessing isolation of transferred assets and for accounting for transfers of partial interests, servicing of financial assets, securitizations, transfers of sales-type and direct financing lease receivables, securities lending transactions, repurchase agreements including "dollar rolls," "wash sales," loan syndications and participations, risk participations in banker's acceptances, factoring arrangements, transfers of receivables with recourse, and extinguishments of liabilities. Statement No. 127, "Deferral of the Effective Date of Certain Provisions of Statement 125," issued in December 1996, deferred until January 1, 1998 the effective date (a) of paragraph 15 of Statement 125 and (b) for repurchase agreement, dollar-roll, securities lending,


National Bankshares, Inc. and Subsidiaries

    and similar transactions, of paragraphs 9-12 and 237(b) of Statement 125. Statement 125 was required to be adopted on a prospective basis and its adoption did not have a material impact on the Company's financial position, results of operations or liquidity.

    (Q)   Use of Estimates
          In preparing the consolidated financial statements, management is required to make certain estimates, assumptions and loan evaluations that affect its consolidated financial statements for the period. Actual results could vary significantly from those estimates.
          Changing   economic  conditions,  adverse  economic  prospects  for
    borrowers, as well as regulatory agency action as a result of an examination, could cause NBB and BTC to recognize additions to the allowance for loan losses and may also affect the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans.

    (R)   Reclassifications
          Certain   reclassifications  have   been   made  to   prior  years'
    consolidated financial statements to place them on a basis comparable with the 1997 consolidated financial statements.

Note 2: Restrictions on Cash
    To  comply with Federal  Reserve regulations,  the Company  is required to
maintain  certain  average  reserve  balances.    The daily  average  reserve
requirements were $3,699 and $2,914 for the weeks including December 31, 1997 and 1996, respectively.

Note 3: Securities
    The amortized costs, gross unrealized gains, gross unrealized losses and fair values for securities available for sale by major security type as of December 31, 1997 and 1996 are as follows:

                                         December 31, 1997
                              ----------------------------------------
                                           Gross     Gross
                              Amortized Unrealized Unrealized   Fair
($ In thousands)                Costs      Gains     Losses    Values
                              --------- ---------- ---------- --------
Available for sale:
 U.S. Treasury                $  6,742       131       (11)     6,862
 U.S. Government agencies
  and corporations              36,252       141      (117)    36,276
 States and political
  subdivisions                   9,540       101        (2)     9,639
 Mortgage-backed securities      4,172        34       (87)     4,119
 Other securities                8,582       121       (17)     8,686
                              --------     -----     ------    ------
    Total securities
     available for sale       $ 65,288       528      (234)    65,582
                              ========     =====     ======    ======








Notes to Consolidated Financial Statements

                                         December 31, 1996
                              ----------------------------------------
                                           Gross     Gross
                              Amortized Unrealized Unrealized   Fair
($ In thousands)                Costs      Gains     Losses    Values
                              --------- ---------- ---------- --------
Available for sale:
 U.S. Treasury                $  8,740       116       (66)     8,790
 U.S. Government agencies
  and corporations              33,840       149      (349)    33,640
 States and political
  subdivisions                   8,688        86      (155)     8,619
 Mortgage-backed securities      4,568        12      (128)     4,452
 Other securities                7,074        25       (66)     7,033
                              --------      ----     -----     ------
    Total securities
     available for sale       $ 62,910       388      (764)    62,534
                              ========      ====     =====     ======

    The amortized costs and fair values of single maturity securities available for sale at December 31, 1997, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Mortgage-backed securities included in these totals are allocated based upon estimated cash flows at December 31, 1997.

                                              December 31, 1997
                                              ------------------
                                              Amortized   Fair
     ($ In thousands)                           Costs    Values
                                              --------- --------
     Due in one year or less                  $  8,952     8,926
     Due after one year through five years      25,758    25,894
     Due after five years through ten years     21,950    22,099
     Due after ten years                         7,826     7,801
     No maturity                                   802       862
                                              --------    ------

                                              $ 65,288    65,582
                                              ========    ======

    The amortized costs, gross unrealized gains, gross unrealized losses and fair values for securities held to maturity by major security type as of December 31, 1997 and 1996 are as follows:

                                                December 31, 1997
                                     ----------------------------------------
                                                  Gross      Gross
                                     Amortized Unrealized Unrealized   Fair
       ($ In thousands)                Costs      Gains     Losses    Values
                                     --------- ---------- ---------- --------
       Held to maturity:
        U.S. Treasury                $ 7,527          27      (41)     7,513
        U.S. Government agencies
         and corporations             36,853         167     (362)    36,658
        States and political
         subdivisions                 32,949         696      (32)    33,613
        Mortgage-backed securities       630          28      ---        658
        Other securities               6,433         131       (1)     6,563
                                     -------       -----     ----     ------
           Total securities held
            to maturity              $84,392       1,049     (436)    85,005
                                     =======       =====     ====     ======


National Bankshares, Inc. and Subsidiaries

                                                December 31, 1996
                                     ----------------------------------------
                                                  Gross      Gross
                                     Amortized Unrealized Unrealized   Fair
       ($ In thousands)                Costs      Gains     Losses    Values
                                     --------- ---------- ---------- --------
       Held to maturity:
        U.S. Treasury                $ 11,547          36     (148)    11,435
        U.S. Government agencies
         and corporations              54,804         215     (604)    54,415
        States and political
         subdivisions                  34,144         530     (105)    34,569
        Mortgage-backed securities        767          29      ---        796
        Other securities                7,448         103      (11)     7,540
                                     --------       -----    -----    -------

           Total securities held
            to maturity              $108,710         913     (868)   108,755
                                     ========       =====    =====    =======

    The amortized costs and fair values of single maturity securities held to maturity at December 31, 1997, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or
prepayment penalties.   Mortgage-backed  securities included in  these totals
are allocated based upon estimated cash flows at December 31, 1997.

                                                  December 31, 1997
                                                  -------------------
                                                  Amortized    Fair
          ($ In thousands)                          Costs     Values
                                                  ---------  --------
          Due in one year or less                  $ 18,150    18,128
          Due after one year through five years      44,924    45,225
          Due after five years through ten years     17,074    17,308
          Due after ten years                         4,244     4,344
                                                   --------    ------

                                                   $ 84,392    85,005
                                                   ========    ======


    There were no sales of securities held to maturity during 1997, 1996 or 1995.
    The carrying value of securities pledged to secure public and trust deposits, and for other purposes as required or permitted by law, was $21,257 at December 31, 1997 and $18,446 at December 31, 1996.

Note 4: Loans to Officers and Directors
    In  the  normal course  of business,  loans  have been  made to  executive
officers and  directors of Bankshares  and its subsidiaries.   As of December
31, 1997 and 1996, there were direct loans to executive officers and directors of $1,351 and $2,567, respectively. In addition, there were loans of $3,566 and $2,145 at December 31, 1997 and 1996, respectively, which were endorsed by directors and/or executive officers or had been made to companies in which directors and/or executive officers had an equity interest.
    The following schedule summarizes amounts receivable from executive officers and directors of Bankshares and its subsidiaries, and their immediate families or associates:


Notes to Consolidated Financial Statements

                                                   Year ended
                                                  December 31,

         ($ In thousands)                             1997
                                                     ------
         Aggregate balance, beginning of year       $ 4,712
         Additions                                    4,852
         Collections                                 (4,647)
                                                    -------

         Aggregate balance, end of year             $ 4,917
                                                    =======

Note 5: Nonperforming Assets, Past Due Loans, Impaired Loans and Allowance for Loan Losses

    Nonperforming assets consist of the following:
                                                       December 31,
                                               ----------------------------

         ($ In thousands)                       1997       1996       1995
                                               ------     ------     ------
         Nonaccrual loans                     $     87       616        718

         Other real estate owned, net              421       474        762
                                              --------    ------     ------

            Total nonperforming assets        $    508     1,090      1,480
                                              ========    ======     ======

         Accruing loans past due 90 days or
          more                                $    672       458        574

    There were no material commitments to lend additional funds to customers whose loans were classified as nonperforming at December 31, 1997.
    The following table shows the interest that would have been earned on nonaccrual loans if they had been current in accordance with their original terms and the recorded interest that was earned and included in income on these loans:

                                                 Years ended December 31,
                                               ----------------------------

         ($ In thousands)                       1997       1996       1995
                                               ------     ------     ------
         Scheduled interest:
          Nonaccrual loans                    $      8        68         59
                                              ========   =======     ======

         Recorded interest:
          Nonaccrual loans                    $      1        24          5
                                              ========   =======     ======

    Changes in the valuation allowance for other real estate owned are as follows:



National Bankshares, Inc. and Subsidiaries


                                                 Years ended December 31,
                                                ---------------------------

        ($ In thousands)                         1997      1996       1995
                                                ------    ------     ------
        Balances, beginning of year            $     96       91        49
        Provision for other real estate owned       ---        5       124
        Write-offs                                  (28)     ---       (82)
                                               --------    -----      ----

        Balances, end of year                  $     68       96        91
                                               ========    =====      ====

    At December 31, 1997, the recorded investment in loans which have been identified as impaired loans, in accordance with Statement 114, totaled $177. Of this amount, $124 related to loans with no valuation allowance and $53
related  to  loans with  a  corresponding  valuation allowance  of  $53.   At
December 31, 1996, the recorded investment in loans which have been identified as impaired loans totaled $725. Of this amount, $354 related to loans with no valuation allowance and $371 related to loans with a corresponding valuation allowance of $290.
    For the year ended December 31, 1997, the average recorded investment in impaired loans was approximately $458, and the total interest income recognized on impaired loans was $23 of which $12 was recognized on a cash basis. For the year ended December 31, 1996, the average recorded investment in impaired loans was approximately $800, and the total interest income recognized on impaired loans was $33 of which $23 was recognized on a cash basis.
    Changes in the allowance for loan losses are as follows:

                                                 Years ended December 31,
                                               ----------------------------

         ($ In thousands)                       1997       1996       1995
                                               ------     ------     ------
         Balances, beginning of year           $ 2,575      2,625      2,551
         Provision for loan losses                 435        331        282
         Recoveries                                107        125         83
         Loans charged off                        (679)      (506)      (291)
                                               -------     ------     ------

         Balances, end of year                 $ 2,438      2,575      2,625
                                               =======     ======     ======

Note 6: Bank Premises and Equipment
    Bank   premises  and   equipment   stated  at   cost,   less   accumulated
depreciation, are as follows:

                                                         December 31,
                                                      --------------------

       ($ In thousands)                                1997          1996
                                                      ------        ------
       Premises                                      $  6,148        5,787
       Furniture and equipment                          4,458        3,936
       Construction-in-progress                            33          249
                                                     --------       ------
                                                       10,639        9,972
       Less accumulated depreciation                   (4,900)      (4,935)
                                                     --------       ------

           Total bank premises and equipment         $  5,739        5,037
                                                     ========       ======


Notes to Consolidated Financial Statements

    The Company leases a branch facility as well as certain other office space under noncancellable operating leases that expire over the next six years. The future minimum lease payments under these leases (with initial or remaining lease terms in excess of one year) as of December 31, 1997 are as follows: $78 in 1998, $38 in 1999, $13 in years 2000, 2001 and 2002 and $10 in 2003.

Note 7: Time Deposits
    Included in time deposits are certificates of deposit and other time deposits of $100 or more in the aggregate amounts of $42,547 at December 31, 1997 and $37,414 at December 31, 1996. At December 31, 1997, the scheduled maturities of time deposits are as follows: $128,929 in 1998, $19,451 in 1999, $19,338 in 2000, $3,419 in 2001 and $4,001 in 2002.

Note 8: Employee Benefit Plans
    NBB has a Retirement Accumulation Plan qualifying under IRS Code Section 401(k). Eligible participants in the plan can contribute up to 10% of their total annual compensation to the plan. Employee contributions are matched by NBB based on a percentage of an employee's total annual compensation
contributed to  the plan.   For the years  ended December 31,  1997, 1996 and
1995, NBB contributed $87, $83 and $78, respectively, to the plan.
    Bankshares has a nonleveraged Employee Stock Ownership Plan (ESOP) which enables employees of the sole participating employer, NBB, who have one year of service and who have attained the age of 21 prior to the plan's January 1 and July 1 enrollment dates to own Bankshares common stock. Contributions to
the ESOP  are determined annually  by the  Board of Directors.   Contribution
expense amounted  to $219,  $200 and  $163 for the  years ended  December 31,
1997, 1996 and 1995, respectively.   Dividends on ESOP shares are  charged to
retained earnings. As of December 31, 1997, the number of allocated shares held by the ESOP was 50,615 and the number of unallocated shares was 22,168. All shares held by the ESOP are treated as outstanding in computing the
Company's net income  per share.   Bankshares or  the ESOP has  the right  of
first refusal for any shares distributed to a participant in the event the participant elects to sell the shares. Upon reaching age 55 with ten years of plan participation, a vested participant has the right to diversify 50% of his or her allocated ESOP shares and Bankshares or the ESOP, with the
agreement of the Trustee, would  be obligated to purchase those shares.   The
ESOP contains a put option which allows a withdrawing participant to require Bankshares or the ESOP, if the plan administrator agrees, to purchase his or her allocated shares if the shares are not readily tradeable on an established market at the time of its distribution. Since the shares are not readily tradeable, at December 31, 1997, 72,783 shares of stock held by the ESOP, at their estimated fair value, which is based on the most recent available independent valuation, is recorded outside of stockholders' equity. Bankshares does not anticipate any material cash requirements in each of the next five years relating to the purchase of shares held by the ESOP participants.
    The Company also sponsors two separate noncontributory defined benefit pension plans which cover substantially all of its employees. The pension plans' benefit formulas generally base payments to retired employees upon their length of service and a percentage of qualifying compensation during their final years of employment. The NBB pension plan's assets are invested principally in U.S. Government agency obligations (47%), mutual funds (25%)
and  equity securities  (28%).   BTC's  pension  plan's assets  are  invested
principally in BTC certificates of deposit (22%), U.S. Government agency obligations (36%), U.S. Treasury securities (11%), money market funds (24%) and equity securities (7%).


National Bankshares, Inc. and Subsidiaries

    The plans' funded status at December 31, 1997 and 1996 is as follows:

                                                             December 31,
                                                           ----------------

         ($ In thousands)                                   1997      1996
                                                           ------    ------
         Actuarial present value of benefit obligations:
          Accumulated benefit obligation, including
           vested benefits of $3,027 in 1997 and $3,148
           in 1996                                         $ 3,150     3,252
                                                           =======   =======
         Projected benefit obligation for service
          rendered to date                                  (4,967)   (5,160)
         Plan assets at fair value                           4,337     3,950
                                                           -------   -------

            Projected benefit obligation in excess of
             plan assets                                      (630)   (1,210)

         Unrecognized net transition asset                    (205)     (228)
         Unrecognized net loss from past experience
          different from that assumed                          459       989
         Prior service cost not yet recognized in net
          pension cost                                         231       246
                                                           -------   -------

            Net accrued pension cost (includes accrued
             pension cost of $352 in 1997 and $346 in
             1996 included in other liabilities, and
             prepaid pension cost of $207 in 1997 and
             $143 in 1996 included in other assets)        $  (145)     (203)
                                                           =======   =======

    Net pension cost includes the following (income) expense components:

                                                   Years ended December 31,
                                                  --------------------------

         ($ In thousands)                          1997      1996      1995
                                                  ------    ------    ------
         Service cost-benefits earned during
          the year                                $  281       327       223
         Interest cost on projected benefit
          obligation                                 367       353       288
         Actual return on plan assets               (327)     (185)     (304)
         Net amortization and deferral               (37)      (92)       19
                                                  ------    ------     -----

            Net pension cost                      $  284       403       226
                                                  ======    ======     =====









Notes to Consolidated Financial Statements

    Assumptions used in accounting for the pension plans as of December 31, 1997, 1996 and 1995 are as follows:

                                       NBB                     BTC
                             -----------------------  ----------------------

                              1997     1996    1995    1997    1996    1995
                             ------   ------  ------  ------  ------  ------
        Weighted average
         discount rate         7.50%   7.75%   7.00%   7.50%   7.00%    7.00%

        Expected long-term
         rate of return        9.00%   9.00%   9.00%   9.00%   9.00%    7.50%

        Rate of increase in
         future compensation   5.00%   5.00%   5.00%   5.00%   5.00%    5.00%

Note 9: Income Taxes
    Total income taxes were allocated as follows:

                                                  Years ended December 31,
                                                 --------------------------

         ($ In thousands)                         1997      1996      1995
                                                 ------    ------    ------
         Income                                  $ 2,499     2,341    1,933
         Stockholders' equity, for net
          unrealized gains (losses) on
          securities available for sale
          recognized for financial reporting
          purposes                                   228      (273)   1,047
                                                 -------    ------    -----

            Total income taxes                   $ 2,727     2,068    2,980
                                                 =======    ======    =====

    The components of federal income tax expense attributable to income before income tax expense are as follows:

                                                  Years ended December 31,
                                                 --------------------------

         ($ In thousands)                         1997      1996      1995
                                                 ------    ------    ------
         Current                                 $ 2,199     2,345     2,053
         Deferred                                    300        (4)     (120)
                                                 -------    ------    ------

            Total income tax expense             $ 2,499     2,341     1,933
                                                 =======    ======    ======

    Taxes resulting from securities transactions amounted to a tax expense of $13 for the year ended December 31, 1997, $33 for the year ended December 31, 1996 and $62 for the year ended December 31, 1995.
    The following is a reconciliation of the "expected" income tax expense, computed by applying the U.S. Federal income tax rate of 34% to income before income tax expense, with the reported income tax expense:






National Bankshares, Inc. and Subsidiaries

                                                  Years ended December 31,
                                                 --------------------------

         ($ In thousands)                         1997      1996      1995
                                                 ------    ------    ------
         Expected income tax expense (34%)       $ 3,080     2,876     2,536
         Tax-exempt interest income                 (700)     (756)     (744)
         Nondeductible interest expense               90        99        88
         Other, net                                   29       122        53
                                                 -------    ------    ------

            Reported income tax expense          $ 2,499     2,341     1,933
                                                 =======    ======    ======

    The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1997 and 1996 are presented below:

                                                             December 31,
                                                            ---------------

         ($ In thousands)                                    1997     1996
                                                            ------   ------
         Deferred tax assets:
           Loans, principally due to allowance for loan
            losses and unearned fee income                 $   344       545
           Other real estate owned, principally due to
            valuation allowance                                 23        33
           Deferred compensation and other liabilities,
            due to accrual for financial reporting
            purpose                                            114       138
           Deposit intangibles and goodwill                     42        35
           Nonaccrual interest on loans                        ---        23
           Community development corporation related tax
            credit                                              26        30
           Net unrealized losses on securities available
            for sale                                           ---       128
                                                           -------   -------

             Total gross deferred tax assets                   549       932
             Less valuation allowance                          ---       ---
                                                           -------   -------

                   Net deferred tax assets                     549       932
                                                           -------   -------
         Deferred tax liabilities:
           Bank premises and equipment, principally due
            to differences in depreciation                     (16)      (12)
           Securities, due to differences in discount
            accretion                                          (77)      (43)
           Other assets                                        (62)      (55)
           Net unrealized gains on securities available
            for sale                                          (100)      ---
                                                           -------   -------

                   Total gross deferred liabilities           (255)     (110)
                                                           -------   -------
                   Net deferred tax asset included in
                    other assets                           $   294       822
                                                           =======   =======



Notes to Consolidated Financial Statements

    The Company has determined that a valuation allowance for the gross deferred tax assets is not necessary at December 31, 1997 and 1996 due to the fact that the realization of the entire gross deferred tax assets can be supported by the amount of taxes paid during the carryback period available under current tax laws.

Note 10: Restrictions on Payments of Dividends and Capital Requirements Bankshares' principal source of funds for dividend payments is dividends received from its subsidiary banks. For the years ended December 31, 1997, 1996 and 1995, dividends received from subsidiary banks were $2,712, $1,901 and $1,055, respectively.
    Substantially all of Bankshares' retained earnings are undistributed earnings of its banking subsidiaries, which are restricted by various regulations administered by federal and state bank regulatory agencies. Bank regulatory agencies restrict, without prior approval, the total dividend payments of a bank in any calendar year to the bank's retained net income of that year to date, as defined, combined with its retained net income of the preceding two years, less any required transfers to surplus. At December 31, 1997, retained net income which was free of such restriction amounted to approximately $7,828.
    Bankshares and its subsidiaries are subject to various regulatory capital requirements administered by the bank regulatory agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have  a  direct  material  effect  on  the Company's  consolidated  financial
statements.   Under capital adequacy guidelines and  the regulatory framework for prompt corrective action, Bankshares and its subsidiaries must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. Bankshares' and its subsidiaries' capital amounts and classification are also subject to qualitative judgments by regulators about components, risk weightings and other factors.
    Quantitative  measures  established   by  regulation  to   ensure  capital
adequacy require Bankshares and its subsidiaries to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1997, that Bankshares and its subsidiaries meet all capital adequacy requirements to which they are subject.
    Bankshares' and its subsidiaries' actual regulatory capital amounts and ratios are also presented in the following tables.

















National Bankshares, Inc. and Subsidiaries

                                                          To Be Well
                                                         Capitalized
                                                         Under Prompt
                                          For Capital     Corrective
                                           Adequacy         Action
                             Actual        Purposes       Provisions
                          -------------  -------------  -------------
($ In thousands)          Amount  Ratio  Amount  Ratio  Amount  Ratio
                          ------  -----  ------  -----  ------  -----
December 31, 1997
 Total capital (to risk
  weighted assets)
 Bankshares consolidated  $57,198 23.3%  19,652  8.0%     N/A    N/A
 NBB                       28,825 17.4%  13,232  8.0%   16,540  10.0%
 BTC                       28,313 34.7%   6,527  8.0%    8,159  10.0%

 Tier I capital (to risk
  weighted assets)
 Bankshares consolidated  $54,760 22.3%   9,826  4.0%     N/A    N/A
 NBB                       27,084 16.4%   6,616  4.0%    9,924   6.0%
 BTC                       27,616 33.9%   3,264  4.0%    4,895   6.0%

 Tier I capital (to
  average assets)
 Bankshares consolidated  $54,760 13.7%  15,988  4.0%     N/A    N/A
 NBB                       27,084 12.1%   8,985  4.0%   11,231   5.0%
 BTC                       27,616 15.8%   7,003  4.0%    8,754   5.0%


                                                          To Be Well
                                                         Capitalized
                                                         Under Prompt
                                          For Capital     Corrective
                                           Adequacy         Action
                             Actual        Purposes       Provisions
                          -------------  -------------  -------------
($ In thousands)          Amount  Ratio  Amount  Ratio  Amount  Ratio
                          ------  -----  ------  -----  ------  -----
December 31, 1996
 Total capital (to risk
  weighted assets)
 Bankshares consolidated  $53,193 23.0%  18,497  8.0%     N/A    N/A
 NBB                       26,175 16.3%  12,855  8.0%   16,069  10.0%
 BTC                       27,007 38.3%   5,642  8.0%    7,052  10.0%

 Tier I capital (to risk
  weighted assets)
 Bankshares consolidated  $50,618 21.9%   9,249  4.0%     N/A    N/A
 NBB                       24,171 15.0%   6,428  4.0%    9,641   6.0%
 BTC                       26,436 37.5%   2,821  4.0%    4,231   6.0%

 Tier I capital (to
  average assets)
 Bankshares consolidated  $50,618 13.0%  15,620  4.0%     N/A    N/A
 NBB                       24,171 11.2%   8,636  4.0%   10,795   5.0%
 BTC                       26,436 15.1%   6,984  4.0%    8,730   5.0%

    As  of  December  31,  1997,  the   most  recent  notifications  from  the
appropriate   regulatory   authorities   categorized   Bankshares   and   its
subsidiaries  as adequately  capitalized under  the regulatory  framework for
prompt  corrective action.    To be  categorized  as adequately  capitalized,
Bankshares and its subsidiaries must maintain minimum  total risk-based, Tier

Notes to Consolidated Financial Statements

I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since those notifications that management believes have changed Bankshares' and its subsidiaries' category.

Note 11: Parent Company Financial Information
    Condensed financial information of National Bankshares, Inc. (Parent) is presented below:
                           Condensed Balance Sheets

                                                     December 31,
                                                  -----------------
($ In thousands, except share and
 per share data)                                   1997       1996
                                                  ------     ------
Assets        Cash due from subsidiaries         $     69         20
              Investment in subsidiaries, at
               equity                              55,807     51,434
              Refundable income taxes due
               from subsidiaries                       22         25
                                                 --------    -------

                   Total assets                  $ 55,898     51,479
                                                 ========    =======

Liabilities   Other liabilities                  $     31         35
and                                              --------    -------
Stockholders' Common stock subject to ESOP
Equity         put option (note 8)                  1,838      1,643
                                                 --------    -------
              Stockholders' equity (notes 9,
               10 and 16):
                 Preferred stock of no par
                  value.  Authorized
                  5,000,000 shares; none
                  issued and outstanding              ---        ---
                 Common stock of $2.50 par
                  value.  Authorized
                  5,000,000 shares; issued
                  and outstanding 3,792,833
                  shares                            9,482      9,482
                 Retained earnings                 46,191     42,210
                 Net unrealized gains
                  (losses) on securities
                  available for sale                  194       (248)
                 Common stock subject to ESOP
                  put option (72,783 shares at
                  $25.25 per share in 1997 and
                  64,796 shares at $25.35 per
                  share in 1996) (note 8)          (1,838)    (1,643)
                                                 --------    -------

                   Total stockholders' equity      54,029     49,801

                 Commitments and contingent
                  liabilities (notes 6, 8,
                  13 and 16)
                                                 --------    -------
                   Total liabilities and
                    stockholders' equity         $ 55,898     51,479
                                                 ========    =======


National Bankshares, Inc. and Subsidiaries

                        Condensed Statements of Income

                                          Years ended December 31,
                                        ----------------------------

($ In thousands)                         1997       1996       1995
                                        ------     ------     ------
Income   Dividends from subsidiaries
          (note 10)                     $2,712      1,901      1,055

Expenses Other expenses                    125        232        285
                                        ------     ------     ------

         Income before income tax
          benefit and equity in
          undistributed net income
          of subsidiaries                2,587      1,669        770

         Applicable income tax
          benefit                           42         41         97
                                        ------     ------     ------

         Income before equity in
          undistributed net income
          of subsidiaries                2,629      1,710        867

         Equity in undistributed net
          income of subsidiaries         3,931      4,407      4,658
                                        ------     ------     ------

            Net income                  $6,560      6,117      5,525
                                        ======     ======     ======





























Notes to Consolidated Financial Statements

                      Condensed Statements of Cash Flows

                                          Years ended December 31,
                                        ----------------------------

($ In thousands)                         1997       1996       1995
                                        ------     ------     ------
Cash Flows Net income                  $ 6,560      6,117      5,525
from       Adjustments to reconcile
Operating   net income to net cash
Activities  provided by operating
            activities:
             Equity in undistributed
              net income of
              subsidiaries              (3,931)    (4,407)    (4,658)
             Decrease in other assets      ---        ---          3
             Decrease in refundable
              income taxes due from
              subsidiaries                   3         88        162
             Decrease in other
              liabilities                   (4)        (5)        (9)
                                       -------     ------     ------

                Net cash provided by
                 operating activities    2,628      1,793      1,023
                                       -------     ------     ------

Cash Flows Cash dividends paid          (2,579)    (1,787)    (1,080)
from                                   -------     ------     ------
Financing
Activities      Net cash used in
                 financing activities   (2,579)    (1,787)    (1,080)
                                       -------     ------     ------

           Net increase (decrease) in
            cash                            49          6        (57)
           Cash due from subsidiary
            at beginning of year            20         14         71
                                       -------     ------     ------
           Cash due from subsidiary
            at end of year             $    69         20         14
                                       =======     ======     ======

Note 12: Supplemental Cash Flow Information
     The Company paid $13,084, $13,080 and $12,533 for interest and $2,719, $1,839 and $1,942 for income taxes, net of refunds, in 1997, 1996 and 1995, respectively. Noncash investing activities consisted of $679, $506 and $291 of loans charged against the allowance for loan losses in 1997, 1996 and 1995, respectively. Noncash investing activities also included $159 in 1997 and $28 in 1996 of loans transferred to other real estate owned. In addition, for the years ended December 31, 1997, 1996 and 1995, noncash investing activities included changes in net unrealized gains (losses) on securities available for sale of $670, ($803) and $3,080, respectively, changes in deferred tax assets included in other assets of ($228), $273 and ($1,047), respectively, and changes in net unrealized gains (losses) on securities available for sale included in stockholders' equity of $442, ($530) and $2,033, respectively. Securities, classified as held to maturity, totaling approximately $30,200, were transferred to securities available for sale in 1995. This was in accordance with the one-time reassessment of the classification of securities allowed by the Financial Accounting Standards Board.


National Bankshares, Inc. and Subsidiaries

Note 13: Financial Instruments with Off-Balance Sheet Risk
     The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated balance sheets. The contract amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.
     The Company's exposure to credit loss, in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit, is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.
     The Company may require collateral or other security to support the following financial instruments with credit risk:

                                                    December 31,
                                                --------------------

      ($ In thousands)                           1997          1996
                                                ------        ------
      Financial instruments whose contract
       amounts represent credit risk:
        Commitments to extend credit           $37,700         32,087
                                               =======         ======

        Standby letters of credit              $ 1,949          1,380
                                               =======         ======

        Mortgage loans sold with potential
         recourse                              $19,231         18,271
                                               =======         ======

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if required by the Company upon extension of credit, is based on management's credit evaluation of the customer. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment and income-producing commercial properties. Extensions of credit arising from these commitments are predominantly variable rate in nature; the principal exception being construction loans which are at fixed rates, but have terms generally less than one year.
     Standby letters  of  credit are  conditional commitments  issued by  the
Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment and income-producing commercial properties.
     The Company originates mortgage loans for sale to secondary market investors subject to contractually specified and limited recourse provisions. In 1997, the Company originated $19,120 and sold $19,231 to investors,


Notes to Consolidated Financial Statements

compared to $17,907 originated and $18,271 sold in 1996. Every contract with each investor contains certain recourse language. In general, the Company may be required to repurchase a previously sold mortgage loan if there is major noncompliance with defined loan origination or documentation standards, including fraud, negligence or material misstatement in the loan documents. Repurchase may also be required if necessary governmental loan guarantees are canceled or never issued, or if an investor is forced to buy back a loan after it has been resold as a part of a loan pool. In addition, the Company may have an obligation to repurchase a loan if the mortgagor has defaulted early in the loan term. This potential default period is approximately twelve months after sale of a loan to the investor.

Note 14:  Concentrations of Credit Risk
     The Company does a general banking business, serving the commercial, agricultural and personal banking needs of its customers. NBB's trade territory, commonly referred to as the New River Valley, consists of Montgomery and Giles Counties, Virginia and portions of adjacent counties. NBB's operating results are closely correlated with the economic trends within this area which are, in turn, influenced by the area's three largest employers, Virginia Polytechnic Institute and State University, Montgomery County Schools and Celanese. Other industries include a wide variety of manufacturing, retail and service concerns. Most of BTC's business originates from the communities of Tazewell and Bluefield and other communities in Tazewell County, Virginia and in Mercer County, West Virginia. BTC's service area has largely depended on the coal mining industry and farming for its economic base. In recent years, coal companies have mechanized and reduced the number of persons engaged in the production of coal. There are still a number of support industries for the coal mining business that continue to provide employment in the area. Additionally, several new businesses have been established in the area and Bluefield, West Virginia has begun to emerge as a regional medical center. The ultimate collectibility of the loan portfolios and the recovery of the carrying amounts of repossessed property are susceptible to changes in the market conditions of these areas.
     At December 31, 1997 and 1996, approximately $80,000 and $71,000, respectively, of the loan portfolio were concentrated in commercial real estate. This represents approximately 37% and 36% of the loan portfolio at December 31, 1997 and 1996, respectively. Included in commercial real estate at December 31, 1997 and 1996 was approximately $50,000 and $49,000, respectively, in loans for college housing and professional office buildings. Loans secured by residential real estate were approximately $65,000 and $60,000 at December 31, 1997 and 1996, respectively. This represents approximately 30% and 31% of the loan portfolio at December 31, 1997 and 1996, respectively. Loans secured by automobiles were approximately $34,000 and $29,000 at December 31, 1997 and 1996, respectively. This represents approximately 16% of the loan portfolio at December 31, 1997 and 15% at December 31, 1996.
     The Company has established operating policies relating to the credit process and collateral in loan originations. Loans to purchase real and personal property are generally collateralized by the related property and with loan amounts established based on certain percentage limitations of the property's total stated or appraised value. Credit approval is primarily a function of collateral and the evaluation of the creditworthiness of the individual borrower or project based on available financial information. Interest-bearing deposits with banks represent deposits with the Federal Home Loan Bank of Atlanta. Management considers the concentration of credit risk to be minimal.



National Bankshares, Inc. and Subsidiaries

Note 15: Fair Value of Financial Instruments
     The estimated fair values of the Company's financial instruments at December 31, 1997 and 1996 are as follows:

                                           December 31,
                            ------------------------------------------

                                    1997                  1996
                            --------------------  --------------------
($ In thousands)            Carrying   Estimated  Carrying  Estimated
                             Amount   Fair Value   Amount   Fair Value
                            --------  ----------  --------  ----------
Financial assets:
   Cash and due from banks  $ 12,435      12,435     9,989      9,989
   Interest-bearing
    deposits                   9,728       9,728        91         91
   Federal funds sold          4,300       4,300     1,910      1,910
   Securities                149,974     150,587   171,244    171,289
   Mortgage loans held for
    sale                         405         405       516        516
   Loans, net                214,552     215,285   193,598    192,201
                            --------     -------   -------    -------

     Total financial assets $391,394     392,740   377,348    375,996
                            ========     =======   =======    =======

Financial liabilities:
   Deposits                  344,867     344,589   334,584    331,758
   Other borrowed funds          485         485       627        627
                            --------     -------   -------    -------

     Total financial
      liabilities           $345,352     345,074   335,211    332,385
                            ========     =======   =======    =======


     Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Company's financial instruments, fair value estimates are based on judgements regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgement and therefore cannot be determined with precision. Changes in assumptions could significantly affect these estimates.
     Fair value estimates are based on existing on-and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets that are not considered financial assets include deferred tax assets and the bank premises and equipment. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

Note 16: Business Combination and Pending Acquisition
     On June 1, 1996, Bankshares issued 1,888,209 shares of its common stock in a one-for-one exchange for all the outstanding common stock of Bank of Tazewell County, Tazewell, Virginia. This business combination has been


Notes to Consolidated Financial Statements

accounted for as a pooling-of-interests and, accordingly, the consolidated financial statements for the periods prior to the combination have been restated to include the accounts and results of operations of Bank of Tazewell County. There were no adjustments of a material amount resulting from Bank of Tazewell County's adoption of Bankshares' accounting policies.
     In May 1996, Bankshares declared a stock split of .11129 per share effected in the form of a stock dividend to the holders of Bankshares common stock just prior to the merger effective date to facilitate the one-for-one common stock exchange ratio. All stockholders' equity accounts, share and per share data have been adjusted retroactively to reflect the stock split.
     The results of operations previously reported by the separate enterprises and the combined amounts presented in the accompanying financial statements are summarized below:


                                       Six months     Year ended
                                      ended June 30,  December 31,
         ($ In thousands)                 1996           1995
                                         ------         ------

         Revenues:
          National Bankshares, Inc.      $ 9,286        17,848
          Bank of Tazewell County          6,166        12,628
                                         -------       -------

            Combined                     $15,452        30,476
                                         =======       =======

         Net Income:
          National Bankshares, Inc.      $ 1,883         3,256
          Bank of Tazewell County          1,106         2,269
                                         -------       -------

            Combined                     $ 2,989         5,525
                                         =======       =======


   On December 26, 1997, NBB entered into an agreement to purchase the assets, including real estate and improvements, and assume the liabilities of the Galax, Virginia, branch office of First American Federal Savings Bank. The transaction, which is subject to regulatory approval, is expected to close in early 1998 and is not expected to have a material impact on the Company's results of operations or liquidity.

Note 17: Future Accounting Considerations
   In June 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive
Income."   Statement 130  establishes standards for  reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general purpose financial statements. Statement 130 was issued to address concerns over the practice of reporting elements of comprehensive income directly in equity.
   This Statement requires all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed in equal prominence with the other
financial  statements.   It  does  not  require a  specific  format for  that
financial statement but requires that an enterprise display an amount representing total comprehensive income for the period in that financial
statement.     Enterprises  are   required  to   classify  items   of  "other

National Bankshares, Inc. and Subsidiaries

comprehensive income" by their nature in the financial statement and display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in-capital in the equity section of a statement of financial position. It does not require per share amounts of comprehensive income to be disclosed.
   Statement 130  is effective for fiscal  years beginning  after December 15,
1997.   Earlier application is  permitted.  Comparative  financial statements provided for earlier periods are required  to be reclassified to reflect  the
provisions  of  this  statement.    Publicly  traded  enterprises that  issue
condensed financial statements for interim periods are required to report a total for comprehensive income in those financial statements.
   Adoption of  Statement 130 on  January 1, 1998 will not  have any effect on the Company's consolidated financial position, results of operation or liquidity. However, Statement 130 will have an effect on future financial statement displays presented by the Company since the Company has net unrealized gains (losses) on securities available for sale, an item of other comprehensive income, which is included in the consolidated statements of changes in stockholders' equity.
   In  June  1997, the  FASB  issued  Statement  No.  131, "Disclosures  about
Segments   of  an  Enterprise  and   Related  Information."    Statement  131
establishes standards for the way public business enterprises are to report information about operating segments in annual financial statements and requires those enterprises to report selected information about operating
segments  in interim  financial  reports issued  to  shareholders.   It  also
establishes standards  for related  disclosures about products  and services,
geographic  areas  and  major customers.    Statement  131  is effective  for
financial statements for periods beginning after December 15, 1997. It is not anticipated that Statement 131 will have any material effect on current or prior period disclosures presented by the Company.
   In  February  1998,   the  FASB  issued  Statement  No.  132,   "Employers'
Disclosures  about  Pensions  and   Other  Postretirement  Benefits."    This
Statement standardizes the disclosure requirements for pensions and other postretirement benefits, requires additional information on changes in the benefit obligations and fair values of assets and eliminates certain existing
disclosure  requirements.    Statement  132  is effective  for  fiscal  years
beginning after December 15, 1997 and will impact future disclosures of the Company's defined benefit pension plans.























National Bankshares, Inc. Board of Directors









(Picture of National Bankshares, Inc. Board of Directors)






                         Paul A. Duncan, Holiday Motor Corp., President; Alonzo A. Crouse, Bank of Tazewell County, Executive Vice President, Secretary and Cashier; R.E. Dodson, Bank of Tazewell County, President and Chief
                         Executive Officer; Charles L. Boatwright, Vice Chairman of the Board, Physician; James G. Rakes, National Bankshares, Inc., The National Bank, President and Chief Executive Officer; William T. Peery, Cargo Oil Co., Inc., President; Robert E. Christopher, Jr., Chairman of the Board, Retired; Jeffrey R. Stewart, Educational Consultant; T.C. Bowen, Jr., Attorney

































The National Bank and Bank of Tazewell County Boards of Directors

(Picture of The     James G. Rakes, National  Bankshares, Inc., The National
National Bank       Bank,  President and  Chief  Executive Officer;  Charles
Board of Directors) L.  Boatwright, Vice  Chairman of  the  Board, Physician;
                    Robert  E.  Christopher,  Jr.,  Chairman of  the  Board,
                    Retired; L. Allen Bowman, Litton Poly-Scientific, Retired
                    President;  Jeffrey  R.  Stewart, Educational Consultant;
                    Paul  A.   Duncan, Holiday Motor Corp., President;  James
                    M.  Shuler,  Companion  Animal  Clinic, Inc.,  President,
                    Virginia House of  Delegates, Delegate;  Paul P.  Wisman,
                    Grundy  National  Bank,  Vice  President of  Investments,
                    Nicewonder  Investments,  Manager  of  Assets; J.  Lewis
                    Webb, Jr., Dentist



(Picture of Bank Alonzo A. Crouse, Bank of Tazewell County, Executive Vice of Tazewell County President, Secretary and Cashier; James G. Rakes, Board of Directors) National Bankshares, Inc., The National Bank, President
                    and Chief Executive Officer; William T. Peery,  Cargo Oil
                    Co., Inc.  President; R.  E.  Dodson,  Bank  of  Tazewell
                    County, President and  Chief Executive  Officer; James S.
                    Gillespie, Jr., Jim Sam  Gillespie Farm, President;  T.C.
                    Bowen,  Jr., Chairman  of the Board,  Attorney; James  A.
                    Deskins, Deskins  Super Market,  Inc., President; Carl C.
                    Gillespie,  Honorary  Chairman  of the  Board,  Attorney;
                    Jack H. Harry, Harry's Enterprises, Inc., President; J.M.
                    Pope,  Retired,   Charles  E.  Green,  III,   Registered
                    Representative, The Equitable Life Assurance Society of the United States; E.P.Greever, Retired; William H.
                    VanDyke, Candlewax Smokeless Fuel Co., Vice President


The National Bank Advisory Boards

Montgomery County Advisory Board Dan A. Dodson, W. Clinton Graves, James J. Owen, Arlene A. Saari, James C. Stewart, T. Cooper Via


Giles Advisory Board Paul B. Collins, John H. Givens, Jr., Ross E. Martin, Kenneth L. Rakes, Scarlet B. Ratcliffe, H.M. Scanland, Jr., Buford Steele






















Corporate Information

National Bankshares, Inc. Officers
   James G. Rakes                            Joan C. Nelson
   President and Chief Executive Officer     Corporate Officer

   J. Robert Buchanan                        Shelby M. Evans
   Treasurer                                 Corporate Compliance Officer

   Marilyn B. Buhyoff                        David K. Skeens
   Secretary and Counsel                     Corporate Auditor

   F. Brad Denardo
   Corporate Officer

Annual Meeting
The Annual Meeting of Stockholders will be held on Tuesday, April 14, 1998 at 3:00 p.m. at the Best Western Red Lion Inn, 900 Plantation Road, Blacksburg, Virginia.

Corporate Stock
The common stock of National Bankshares, Inc. is traded over the counter, and certain trades are reported on the OTC Bulletin Board under the symbol "NKSH."

Financial Information
Investors   and  analysts  seeking   financial  information   about  National
Bankshares, Inc. should contact:
   James G. Rakes                  or        J. Robert Buchanan
   President and Chief Executive Officer     Treasurer
   (540)552-2011 or                          (540)552-2011 or
   (800)552-4123                             (800)552-4123

Written requests  may be directed  to:   National Bankshares, Inc.,  P.O. Box
90002, Blacksburg, VA 24062-9002.

Stockholder Services and Stock Transfer Agent
Stockholders seeking information about National Bankshares, Inc. stock accounts should contact:
   Marilyn B. Buhyoff
   Secretary and Counsel
   (540)552-2011 or (800)552-4123

The National Bank of Blacksburg serves as transfer agent for National Bankshares, Inc. stock.

Written  requests  and  requests for  stock  transfers  may  be directed  to:
National Bankshares, Inc., P.O. Box 90002, Blacksburg, VA 24062-9002.

A copy of National Bankshares, Inc.'s annual report to the Securities and Exchange Commission on Form 10-K will be furnished without charge to any stockholder upon written request.

Corporate Office    National Bankshares, Inc.
                    100 South Main Street
                    Blacksburg, VA 24060
                    P.O. Box 90002
                    Blacksburg, VA 24062-9002



